FORM 3  U.S. Securities and Exchange Commission           OMB Approval
                Washington, D.C.  20549           OMB Number        3235-0104
                                                  Expires:  December 31, 2000
                                                  Estimated ave.burden
                                                  hours per response......0.5


                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF
                SECURITIES Filed pursuant to Section 16(a) of the
                        Securities Exchange Act of 1934,
             Section17(a) of the Public Utility Holding Company Act
                   of 1935 or Section 30(f) of the Investment
                               Company Act of 1940
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1.  Name and Address      2.  Date of Event Requiring    3. IRS or Soc.Sec.No.
    of Reporting Person       Statement (Month/Day/Yr)      of Reporting Person
                                                            (Voluntary)
Shingles, Godfrey    S.            10/18/2000
-------------------------   ---------------------------     --------------------
(Last)  (First)  (Middle)
Briarly Cottage
Pantings Lane
------------------------                    4. Issuer Name and Ticker or Trading
        (Street)                               Symbol
Highclere Hampshire
United Kingdom    RG20 9PS                          Authoriszor Inc. (AUTH)
------------------------                       ---------------------------------
  (City) (State)    (ZIP)

5.   Relationship of Reporting Person       6. If Amendment, Date of Original
     to Issuer (Check all applicable)
        X   Director        10% Owner          ---------------------------------
     -------         -------                      (Month/Day/Year)
            Officer         Other
     -------         -------
   (give title below)(specify below)        7. Individual or Joint/Group Filing
                                               (Check Applicable Line)
                                                X
   ------------------------------------        ---  Form filed by one Reporting
                                                    Person

                                               ---  Form filed by more than one
                                                    Reporting Person*



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             Table I - Non-Derivative Securities Beneficially Owned
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1.   Title of Security              2.    Amount of          3.     Ownership Form:   4.   Nature of Indirect
     (Instr. 4)                           Securities                Direct (D) or          Beneficial
                                          Beneficially              Indirect (I)           Ownership
                                          Owned (Instr. 4)          (Instr. 5)             (Instr. 5)

    Common Stock                                 0
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
         (Print or Type Responses)

* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v)


FORM 3 (continued)
Page 2
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               Table II - Derivative Securities Beneficially Owned
          (e.g. puts, calls, warrants, options, convertible securities)
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1.   Title of                       2.  Date Exercisable and           3.  Title and Amount of Securities
     Derivative                         Expiration Date                    Underlying Derivative Security
     Security                           (Month/Day/Year)                   (Instr. 4)
                                    ------------------------------------------------------------------------
                                    Date             Expiration                         Amount or Number
                                    Exercisable      Date              Title            of Shares


Stock Options (Right to Buy)         11/10/2000(1)    11/9/2003(1)     Common Stock      100,000
---------------------------------   --------------   ---------------   --------------   --------------------

---------------------------------   --------------   ---------------   --------------   --------------------

---------------------------------   --------------   ---------------   --------------   --------------------

---------------------------------   --------------   ---------------   --------------   --------------------

4.  Conversion or Exercise          5.  Ownership Form of                  6.  Nature of Indirect Beneficial
    Price of Derivative                 Derivative Security:                   Ownership
    Security                            Direct (D) or Indirect (I)             (Instr. 5)
     (Instr. 4)                         (Instr. 5)


      $9.875                                 D
---------------------------------   ------------------------------------   ---------------------------------

---------------------------------   ------------------------------------   ---------------------------------

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Explanation of Responses:

(1) The stock options shall become immediately exercisable for a three (3) year term if, and at the time, Mr. Shingles is re-elected to the Board of Directors at the Company's 2000 Annual Meeting of Stockholders, and the Authoriszor, Inc. 2000 Omnibus Stock and Incentive Plan is approved by the Stockholders of the Company.




                                                     /s/ Godfrey S. Shingles              10/26/2000
                                                     -------------------------------      ----------
                                                     **Signature of Reporting Person         Date

** Intentional misstatements or omissions of facts constitute Federal
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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